090301

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20120327254-58
Ross Miller Secretary of State State of Nevada	Filing Date and Time 05/08/2012 1:40 PM
	Entity Number E0315072006-7

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation:

China Education International, Inc. (the "Company")

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

As a result of the stock split, the Company will have 187,500,000 shares of common stock authorized, par value $0.001 (an increase from the 75,000,000 shares of common stock authorized prior to the stock split).

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

Two and one half-for-one stock split such that two and one half shares of common stock shall be issued and outstanding after the change for every one share issued and outstanding immediately prior to the change.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Fractional shares shall be rounded up to the nearest whole share.

7. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

X Joel Mason | CEO

Signature of Officer Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.